UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2018

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	000-54483	66-0770448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Chalan Santo Papa Hagatna, Guam	96910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (671) 472-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2018, the Board of Directors of BankGuam Holding Company (the “Company”) and the Board of Directors of the Company’s subsidiary, Bank of Guam (“Bank”), granted Ms. Lourdes A. Leon Guerrero, Chair and President & Chief Executive Officer of each of the Company and Bank, an unpaid leave of absence to run for political office, namely, the Office of the Governor of Guam, effective May 1, 2018. The duration of Ms. Leon Guerrero’s absence at this time is expected to run through the election year, which is anticipated to end November 2018. As noted below, the Board of Directors of the Bank also agreed to extend Ms. Leon Guerrero’s Employment Agreement, which would have expired April 30, 2018, to December 31, 2018. During this time, Ms. Leon Guerrero will continue in her capacity as the Chair of the Board of Directors of each of the Company, the Bank and BG Investment Services Inc. (“BGIS”), the other subsidiary of the Company.

On March 26, 2018, the Company and the Bank Board of Directors appointed Mr. Joaquin P.L.G. Cook, the Company’s and Bank’s Executive Vice President and Chief Sales & Service Officer, to serve as the Company’s and Bank’s Interim Chief Executive Officer and President in Ms. Leon Guerrero’s absence. No additional compensation will be paid in connection with the performance of the additional duties as the Interim Chief Executive Officer and President. Mr. Cook will also continue to serve as the Executive Vice President and Chief Sales & Service Officer of the Company and Bank.

It is anticipated that the Board of Directors of BGIS will also grant Ms. Leon Guerrero the same leave of absence and appoint Mr. Cook as the Interim Chief Executive Officer and President of BGIS at their next regularly scheduled BGIS Board meeting.

Mr. Cook, age 38, has served as the Executive Vice President and Chief Sales & Service Officer of the Company since 2016 and the Bank since January 2015 and has been a director of the Company since the Company organized in 2011. He is also the Assistant Treasurer of the Company and Bank since 2014. He has been a director of the Bank since 2007. Mr. Cook served as manager of the Bank’s Compliance Department from 2011 to 2015. He has held several other positions within the Bank, including Assistant Vice President, Branch Manager and Commercial Loan Officer. He started his career with the Bank in 2001 as a Management Trainee. Mr. Cook is the son of Ms. Leon Guerrero and is a member of the Bank’s Trust, Executive, Asset Liability and Loan Committees and the Company’s Stock Purchase Plan Committee

The Bank has had and expects to have banking transactions in the ordinary course of business with many of the directors and executive officers of the Bank (and their associates), on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable loans with persons not related to the Company. During 2018 no loan to any director or executive officer of the Company (or their associates) involved more than the normal risk of collectability or presented other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested” director not participating and dollar limitations on amounts of certain loans, and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the Company, Regulation O has been complied with in its entirety.

Contract Extension with Ms. Leon Guerrero

On March 26, 2018, the Bank agreed to further extend the Employment Agreement of its President and Chief Executive Officer, Ms. Leon Guerrero. The second extension will amend her Employment Agreement dated May 1, 2013 with the Bank to expire December 31, 2018. The original termination date of the Employment Agreement was December 31, 2017, and on December 29, 2017, the Bank extended the termination date to April 30, 2018.

Forward-Looking Statements

This filing contains forward-looking statements about future events, including statements related to the Company’s expectations regarding Ms. Leon Guerrero’s leave of absence. The Company cautions investors not to place undue reliance on these statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, those described in the “Risk Factors” section in our reports filed with or furnished to the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 which is on file with the SEC. We undertake no duty, and specifically disclaim any duty, to update or revise any forward-looking statements in this filing, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: March 30, 2018	BankGuam Holding Company

	By:	/s/ WILLIAM D. LEON GUERRERO
William D. Leon Guerrero
Executive Vice President and Chief Operating Officer